Exhibit 5.4

Stone Pigman Walther Wittmann l.l.c.

counsellors at law

546 CARONDELET STREET
NEW ORLEANS, LOUISIANA 70130-3588
(504) 581-3200
FAX (504) 581-3361
www.stonepigman.com
July 15, 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
Ladies and Gentlemen:
          We have acted as special Louisiana counsel to Pinnacle Entertainment, Inc. (the “Company”) and certain of its subsidiaries, namely Louisiana-I Gaming, a Louisiana Partnership in Commendam, PNK (Baton Rouge) Partnership, a Louisiana partnership, PNK (Bossier City), Inc., a Louisiana corporation, PNK (Lake Charles), L.L.C., a Louisiana limited liability company, and PNK (SCB), L.L.C., a Louisiana limited liability company (collectively, the “Louisiana Guarantors”), in connection with the proposed issuance by the Company of its $450 million aggregate principal amount of its new 8.75% Senior Subordinated Notes due 2020 (the “New Notes”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed issuance by the Company of the New Notes in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 8.75% Senior Subordinated Notes due 2020 (the “Old Notes” and, collectively with the New Notes, the “Notes”).
          The Old Notes contain guaranties (the “Old Guaranties”) and the New Notes upon issuance will contain guaranties (the “New Guaranties” and collectively with the Old Guaranties, the “Guaranties”) by certain of the subsidiaries of the Company, including the Louisiana Guarantors.
          The Old Notes and the Old Guaranties are, and the New Notes and the New Guaranties, upon issuance, will be, governed by the Indenture dated as of May 6, 2010 (the “Indenture”) by and among the Company, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee.
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

STONE PIGMAN WALTHER WITTMANN L.L.C.

July 15, 2010
1.	The Registration Statement, in the form filed with the Commission;

2.	The Indenture, which governs the Company’s Notes and the Guarantors’ Guaranties;

3.	The form of the New Guaranties; and

4.	The form of the New Notes.
          We have also examined such other corporate, partnership and limited liability company proceedings, documents and matters, each as amended to date, of the Louisiana Guarantors, and such other documents, instruments, records and proceedings as we have deemed necessary or appropriate as a basis for this opinion.
          In rendering the opinion set forth in this letter, we have also relied upon and assumed, among other things, without independent verification: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as original documents; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies thereof and the authenticity of the originals of such latter documents; and (v) the accuracy and completeness of the partnership, limited liability company and corporate records of the Louisiana Guarantors provided to us for our review. As to certain facts material to this opinion, we have relied upon without independent verification: (x) the accuracy and completeness of certificates or comparable documents of public officials; (y) representations of the Company contained in the documents listed above; and (z) certificates and the oral or written statements and factual representations of officers and other representatives of the Company, the Louisiana Guarantors and others, including without limitation the Secretary’s Certificate of the Louisiana Guarantors and other named subsidiaries of the Company dated as of the date of this opinion letter.
          Based upon the foregoing, and subject to the assumption and limitations set forth herein, we are of the opinion that each New Guaranty to which each Louisiana Guarantor is a party has been duly authorized by such Louisiana Guarantor.
          The opinions set forth herein are expressly limited to the laws of the State of Louisiana. No opinion is expressed in this letter as to any other laws, including the federal laws of the United States of America or the laws of any state (except Louisiana), parochial, municipal, local, foreign, or other jurisdiction. Moreover, we express no opinion as to compliance with or the applicability or effect of any federal or state securities (including “blue sky”) laws, and related filing and notice requirements; any fraudulent transfer or fraudulent conveyance or similar laws; or any laws regarding fiduciary duties, fairness of any transaction, or unlawful dividends or distributions.

STONE PIGMAN WALTHER WITTMANN L.L.C.

July 15, 2010
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to appropriate reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of, or that we are included in the category of persons whose consent is required under, Section 7 of the Securities Act or the rules and regulations of the Commission. We also consent to reliance on this opinion by Irell & Manella LLP in its legal opinion to the Company that will also be filed with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          This letter expresses our legal opinion as to the foregoing matter based on our professional judgment; it is not a guaranty or warranty as to any matter. The opinion in this letter is limited to the matter expressly set forth in this letter. Without limiting the generality of the foregoing, we render no opinion, whether by implication or otherwise, on the enforceability of the Notes or the Guaranties or as to any other matter, including any other matter relating to the Notes, the Guaranties, the Company, the Louisiana Guarantors or otherwise.
          We did not participate in the preparation of the Registration Statement. We have conducted no independent investigation with respect to, nor do we express any opinion with respect to, the accuracy, completeness, compliance with any securities or other laws, or fairness of any part of the Registration Statement.
Sincerely,

/s/ Stone Pigman Walther Wittmann L.L.C.